EXHIBIT 99.1

Lifeway Foods Announces Results for the Second Quarter of 2012

Second Quarter 2012 Net Sales Increase 13% to $20.6 Million

Company Reports Record Second Quarter Earnings Per Diluted Share of $0.13 Compared to $0.02 Last Year, an Increase of 650%

Morton Grove, IL — August 14, 2012—Lifeway Foods, Inc., (Nasdaq: LWAY), a leading supplier of cultured dairy products known as kefir and organic kefir, today announced results for the second quarter ended June 30, 2012.

“We are extremely pleased with our record second quarter financial performance,” said Julie Smolyansky, CEO of Lifeway Foods, Inc.  “Our higher net sales combined with the benefit from lower milk prices and tightly controlled expenses enabled us to report a quarterly earnings increase of 650%, the strongest in our Company’s history.”

Second Quarter Results
Second quarter of 2012 gross sales increased 14% to $22.7 million compared to $19.9 million for the second quarter of 2011.  This increase is primarily attributable to increased sales and awareness of the Company’s flagship line, Kefir, as well as ProBugs® Organic Kefir for kids and BioKefir™.  Lifeway’s Frozen Kefir line contributed approximately $0.8 million to sales during the second quarter of 2012.

Total consolidated net sales increased 13% or $2.4 million to $20.6 million during the three-month period ended June 30, 2012 from $18.2 million during the same three-month period in 2011.  Net sales are recorded as gross sales less promotional activities such as slotting fees paid, couponing, spoilage and promotional allowances as well as early payment terms given to customers.

Gross profit for the second quarter of 2012 increased 46% to $8.0 million, compared to $5.5 million in the second quarter of the prior year. The Company's gross profit margin increased to 39% in the second quarter versus 30% in the second quarter of 2011. The increase was primarily attributable to a 20% decrease in the cost of conventional, the Company’s largest raw material, partially offset by a 5% increase in the cost of organic milk.

Total operating expenses increased 2% or $0.1 million to $4.9 million during the second quarter of 2012, from $4.8 million during the same period in 2011. This increase was primarily attributable to increased general and administrative expenses, partially offset by a decrease in selling and amortization expenses.

Total operating income increased $2.4 million to $3.1 million during the second quarter of 2012, from $0.7 million during the same period in 2011.  The increase in operating income is related to the increase in gross profit.

The Company’s second quarter 2012 effective tax rate was 34% compared to 59% in the same period last year.

Total net income was $2.0 million or $0.13 per diluted share for the three-month period ended June 30, 2012 compared to $0.3 million or $0.02 per diluted share in the same period in 2011.

Balance Sheet/Cash Flow Highlights
The Company had $2.0 million in cash and cash equivalents as of June 30, 2012 compared to a $1.4 million at June 30, 2011.   Total stockholder’s equity was $37.1 million as of June 30, 2012, which is an increase of $2.5 million when compared to June 30, 2011.

Net cash provided by operating activities increased $3.3 million to $4.1 million for the second quarter of 2012. This increase reflects the Company’s improvement in operating efficiencies.

Net cash used in investing activities was $0.56 million during the six-months ended June 30, 2012 compared to net cash used in operating activities of $0.85 during the same period in 2011.  This decrease is primarily attributable to the decrease in purchases of property and equipment of $268,822.

Six Month Results
Total consolidated gross sales increased by $5.3 million, or approximately 14%, to $44.3 million during the six-month period ended June 30, 2012 from $39.0 million during the same six-month period in 2011.  This increase is primarily attributable to increased sales and awareness of Lifeway’s flagship line, Kefir, as well as ProBugs® Organic Kefir for kids and BioKefir™.  Lifeway Frozen Kefir line contributed approximately $1.5 million to net sales during the second quarter 2012.

Total consolidated net sales increased by $4.5 million, or approximately 13%, to $40.0 million during the six-month period ended June 30, 2012 from $35.5 million during the same six-month period in 2011.

Gross profit for the first six-months of 2012 increased 14% to $14.8 million, compared to $13.0 million in the same period in the prior year. The Company's gross profit margin increased to 37% in the first six-months of 2012 versus 36% in the same period last year.

Total net income was $3.3 million or $0.19 per share for the six-month period ended June 30, 2011 compared to $2.2 million or $0.13 per share in the same period in 2011.

Conference Call
The Company will host a conference call to discuss these results with additional comments and details. The conference call is scheduled to begin at 4:30 p.m. ET on Tuesday, August 14, 2012. The call will be broadcast live over the Internet hosted at the Investor Relations section of Lifeway Foods’ website at www.lifeway.net, and will be archived online through August 28, 2012.  In addition, listeners may dial 877-407-3982 in North America, and international listeners may dial 201-493-6780. Participants from the Company will be Julie Smolyansky, President and Chief Executive Officer, and Edward Smolyansky, Chief Financial Officer.

About Lifeway Foods
Lifeway Foods, Inc. (LWAY), recently named one of Fortune Small Business' Fastest Growing Companies for the fifth consecutive year, is America’s leading supplier of the cultured dairy products known as kefir and organic kefir. Lifeway Kefir is a dairy beverage that contains 10 exclusive live and active probiotic cultures plus ProBoost™. In addition to its line of Kefir products, the company produces a variety of Frozen Kefir and probiotic cheese products. Lifeway also sells frozen kefir, kefir smoothies and kefir parfaits through its Starfruit™ retail stores. Find Lifeway Foods, Inc. on Facebook: www.facebook.com/lifewaykefir Follow Lifeway Foods on Twitter: http://twitter.com/lifeway_kefir YouTube: http://www.youtube.com/user/lifewaykefir

Forward Looking Statements
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact:

Lifeway Foods, Inc.
Phone: 877.281.3874
Email: info@Lifeway.net
Investor Relations:

ICR

Katie Turner
John Mills 646.277.1228

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
June 30, 2012 and 2011 (Unaudited) and December 31, 2011

	(Unaudited)
	June 30,		December 31,
	2012	2011	2011
ASSETS

Current assets
Cash and cash equivalents	$2,000,325	$1,398,523	$1,115,150
Investments	1,867,234	1,172,193	1,695,044
Certificates of deposits in financial institutions	300,000	300,000	300,000
Inventories	5,426,715	5,608,151	4,954,475
Accounts receivable, net of allowance for doubtful accounts and discounts	9,486,141	8,891,068	7,950,276
Prepaid expenses and other current assets	96,860	199,866	79,630
Other receivables	104,009	9,825	224,204
Deferred income taxes	512,260	394,376	338,690
Refundable income taxes	0	0	41,316
Total current assets	19,793,544	17,974,002	16,698,785

Property and equipment, net	14,865,789	15,237,279	15,198,822

Intangible assets
Goodwill and other non amortizable brand assets	14,068,091	14,068,091	14,068,091
Other intangible assets, net of accumulated amortization of $3,465,349 and $2,696,023 at June 30, 2012 and 2011 and 3,087,940 at December 31, 2011, respectively	4,840,652	5,609,977	5,218,060
Total intangible assets	18,908,743	19,678,068	19,286,151

Other Assets
Long-term accounts receivable net of current portion	191,590	0	289,550

Total assets	$53,759,666	$52,889,349	$51,473,308

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Checks written in excess of bank balances	$711,597	$1,709,050	$592,040
Current maturities of notes payable	540,478	1,892,042	1,540,716
Accounts payable	4,769,851	4,174,835	4,386,239
Accrued expenses	593,412	552,058	553,725
Accrued income taxes	1,639,515	378,482	0
Total current liabilities	8,254,853	8,706,467	7,072,720

Notes payable	5,228,395	5,957,795	5,539,836

Deferred income taxes	3,240,826	3,329,537	3,503,595
Total liabilities	16,724,074	17,993,799	16,116,151

Stockholders' equity
Common stock, no par value; 20,000,000 shares authorized; 17,273,776 shares issued; 16,372,217 shares outstanding at June 30, 2012; 17,273,776 shares issued; 16,430,809 shares outstanding at June 30, 2011; 17,273,776 shares issued; 16,409,317 shares outstanding at December 31, 2011	6,509,267	6,509,267	6,509,267
Paid-in-capital	2,032,516	2,032,516	2,032,516
Treasury stock, at cost	(7,947,418)	(7,397,344)	(7,606,974)
Retained earnings	36,429,095	33,767,188	34,431,296
Accumulated other comprehensive income, (loss) net of taxes	12,132	(16,077)	(8,948)
Total stockholders' equity	37,035,592	34,895,550	35,357,157

Total liabilities and stockholders' equity	$53,759,666	$52,889,349	$51,473,308

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Comprehensive Income
For the Three and Six Months Ended June 30, 2012 and 2011 (unaudited)

	(Unaudited) Three Months Ended June 30,				(Unaudited) Six Months Ended June 30,
	2012		2011		2012		2011
Sales	$22,713,958		$19,913,003		$44,259,854		$38,960,269
Less: discounts and allowances	(2,160,578)		(1,715,085)		(4,309,276)		(3,458,448)
Net Sales	20,553,380		18,197,918	18,197,918	39,950,578		35,501,821	35,501,821

Cost of goods sold		12,102,841		12,306,764		24,341,182		21,711,256
Depreciation expense		413,109		390,694		812,154		767,207

Total cost of goods sold		12,515,950		12,697,458		25,153,336		22,478,463

Gross profit		8,037,430		5,500,460		14,797,242		13,023,358

Selling expenses		2,622,275		2,897,118		5,326,515		5,248,157
General and administrative		2,099,699		1,707,171		4,094,035		3,417,449
Amortization expense		188,705		195,957		377,409		391,916

Total Operating Expenses		4,910,679		4,800,246		9,797,959		9,057,522

Income from operations		3,126,751		700,214		4,999,283		3,965,836

Other income (expense):
Interest and dividend income		24,478		17,094		36,049		34,687
Rental income		3,018		650		6,017		650
Interest expense		(43,918)		(72,298)		(94,103)		(134,428)
Impairment of investments		0		0		0		0
Gain (loss) on sale of investments, net		4,406		541		22,390		(2,056)
Total other income (expense)		(12,016)		(54,013)		(29,647)		(101,147)

Income before provision for income taxes		3,114,735		646,201		4,969,636		3,864,689

Provision for income taxes		1,065,607		380,659		1,825,520		1,673,376

Net income		$2,049,128		$265,542		3,144,116		$2,191,313

Basic and diluted earnings per common share		.13		0.02		.19		0.13

Weighted average number of shares outstanding		16,376,601		16,434,314		16,389,674		16,461,981

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2012 and 2011 (Unaudited)

	(Unaudited) June 30,
	2012	2011
Cash flows from operating activities:
Net income	$3,144,116	$2,191,313
Adjustments to reconcile net income to net
cash flows from operating activities, net of acquisition:
Depreciation and amortization	1,189,563	1,159,123
Loss (gain) on sale of investments, net	(22,390)	2,056
Loss on disposition of equipment	0	0
Impairment of investments	0	0
Deferred income taxes	(480,311)	(156,040)
Bad Debt Expense	172,303	20,000
(Increase) decrease in operating assets:
Accounts receivable	(1,610,208)	(2,117,792)
Other receivables	120,195	94,855
Inventories	(472,240)	(1,622,777)
Refundable income taxes	41,316	906,748
Prepaid expenses and other current assets	(17,230)	(41,551)
Increase (decrease) in operating liabilities:
Accounts payable	383,612	(8,646)
Accrued expenses	39,687	42,599
Income taxes payable	1,639,515	378,482
Net cash provided by operating activities	4,127,928	848,370

Cash flows from investing activities:
Purchases of investments	(743,675)	(582,697)
Proceeds from sale of investments	658,233	532,640
Investments in certificates of deposits	0	(50,000)
Proceeds from redemption of certificates of deposit	0	0
Purchases of property and equipment	(478,428)	(747,250)
Net cash used in provided by investing activities	(563,870)	(847,307)

Cash flows from financing activities:
Proceeds of note payable	0	250,000
Checks written in excess of bank balances	119,557	367,840
Purchases of treasury stock	(340,444)	(971,798)
Dividends Paid	(1,146,317)	0
Repayment of notes payable	(1,311,679)	(1,478,521)
Net cash used in financing activities	(2,678,883)	(1,832,479)

Net (decrease) increase in cash and cash equivalents	885,175	(1,831,416)

Cash and cash equivalents at the beginning of the period	1,115,150	3,229,939

Cash and cash equivalents at the end of the period	$2,000,325	$1,398,523